Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT
THIS SEPARATION OF EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 2nd day of June, 2014 (the “Effective Date”), by and between Equity One, Inc. (the “Company”) and Jeffrey Olson (“Executive”).
WHEREAS, Executive and Company are parties to an employment agreement dated August 9, 2010 and effective as of January 1, 2011 (the “Employment Agreement”) which, among other things, provides for certain benefits in the event that Executive’s employment is terminated under certain circumstances;
WHEREAS, the Company and the Executive have mutually and amicably agreed that the termination of Executive’s employment with the Company will occur on the “Date of Termination”. The Date of Termination shall be the earliest to occur of (x) August 29, 2014, (y) the date on which the Company terminates the Executive’s employment and (z) Executive’s death, disability, or earlier voluntary resignation of his position as Consulting Officer; and
WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation arrangement as set forth in this Agreement and the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:
1.    Resignation from Positions; Appointment to Consulting Officer. Effective upon the Effective Date, Executive voluntarily resigns his positions on the Board of Directors of the Company and its subsidiaries, his positions on the Company’s Executive Committee and Investment Committee and his position as Chief Executive Officer of the Company. Effective upon the Effective Date, and continuing through the Date of Termination, Executive will hold the title of Consulting Officer and shall perform such duties as the Company’s Board of Directors and new Chief Executive Officer may prescribe, including to facilitate an orderly transition of leadership within the Company. The principal place of Executive’s employment shall be New York, New York, however the Executive will work remotely and will not have a dedicated office at the Company’s corporate offices.
2.    Salary and Benefits. Through the earlier of August 29, 2014 or Executive’s death, disability, or voluntary resignation of his position as Consulting Officer: (a) Executive shall continue to receive his annual base salary at the rate in effect immediately prior to the Effective Date, which shall be paid pursuant to the Company’s regular payroll schedule and practices; and (b) Executive, his spouse and his dependents shall have the ability to continue to participate in all benefit plans of the Company on the same terms that they participated in such plans immediately prior to the Effective Date.

3.    Terms of Termination. In consideration for Executive’s agreement as set forth herein, and subject to Executive’s execution of the general release of claims in favor of the Company that is attached hereto as Attachment A (the “Release”) no sooner than three (3) days prior to the Date of Termination and no later than twenty-one (21) days following the Date of Termination, and such Release becoming effective without being revoked by Executive during the revocation period described in the Release, the Company agrees to the following terms:
(a)     Cash Payment.
(i)Except in the case of Executive’s voluntary resignation or termination by the Company for Cause (as defined in the Employment Agreement), the Executive shall receive a cash payment equal to $825,000 (the “Cash Payment”).
(ii)In the event Executive’s employment is terminated as a result of Executive’s voluntary resignation or by the Company for Cause, then Executive will not be entitled to receive the Cash Payment.
(iii)If Executive is entitled to receive the Cash Payment, then it shall paid in a lump sum on the thirtieth (30th) day following the Date of Termination.
(b)    Medical, Dental and Life Insurance Benefits. Until December 31, 2014 or such earlier date indicated by Executive to the Company in writing, the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company and Executive agree that for purposes of the preceding sentence, “economic equivalent” shall mean an amount in cash, paid on the first day of each month in which the Executive, his spouse and his dependents do not participate in the Company programs providing such benefits, that is sufficient to enable Executive to purchase coverage for such benefits on the open market for such month, as reasonably determined by the Company; provided, that the aggregate total of all such cash amounts shall in no event exceed $10,000.
(c)    Restricted Stock; Stock Options. Executive previously has been awarded one or more restricted stock grants under which 58,240 shares of the Company’s common stock have not vested as of the Effective Date (the “Unvested Shares”). The parties agree that, so long as Executive’s employment is not terminated prior to August 29, 2014 as a result of Executive’s voluntary resignation or by the Company for Cause, then on the Date of Termination the portion of the Unvested Shares that remain unvested as of such date shall vest. In the event Executive’s employment is terminated as a result of Executive’s voluntary resignation or by the Company for Cause, then the Unvested Shares will not vest and will be forfeited. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in any stock option award agreement between the Executive and the Company, any unexercised portion of any stock option previously granted to Executive shall automatically terminate and become null and void six months after the Date of Termination, provided that in the event Executive’s employment is terminated prior to August 29, 2014 as a result of Executive’s voluntary resignation or by the Company for Cause, then the unexercised portion of any stock option previously granted to Executive shall automatically terminate and become null and void three months after the Date of Termination.

(d)    Contingent Restricted Stock. A portion of the 582,412 shares of restricted stock granted to Executive pursuant to the Contingent Grant (as defined in the Employment Agreement) equal to 582,412 multiplied by the Benchmark Fraction shall vest as of the Date of Termination. As used in this Section 3, “Benchmark Fraction” means: (i) if the Primary Benchmark (as defined in the Employment Agreement) has been achieved for the period from January 1, 2011 through the Date of Termination, one (1); (ii) if the Primary Benchmark has not been achieved, and the Secondary Benchmark (as defined in the Employment Agreement) has been achieved, for the period from January 1, 2011 through the Date of Termination, one-half (1/2); or (iii) if neither the Primary Benchmark nor the Secondary Benchmark has been achieved for the period from January 1, 2011 through the Date of Termination, zero (0). Notwithstanding the foregoing, in the event Executive’s employment is terminated as a result of Executive’s voluntary resignation or by the Company for Cause prior to August 29, 2014, then the Contingent Grant Shares (as defined in the Employment Agreement) will not vest and will be forfeited.
(e) All payments pursuant to this Agreement shall be made in accordance with the Company’s regular payroll policies and shall be subject to any and all payroll tax, withholding and other deductions.
(f) The payments to Executive called for in this Agreement upon the termination of his employment for any reason are the sole payment obligations of the Company to Executive arising as a consequence of any termination of his employment, and shall supersede any and all payment obligations to Executive set forth in his Employment Agreement.
4.    Accrued Benefits. Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Date of Termination, including, but not limited to, unpaid base salary earned by Executive through the Date of Termination and unreimbursed expenses incurred by Executive in the discharge of his duties hereunder, payable in a lump sum. Any benefits accrued or earned will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company.
5.    Company Car. On the Date of Termination, Executive shall be permitted to purchase the automobile that has been provided to him by the Company for his business use at a price of $30,000 plus applicable taxes, which amount may be paid in whole or part through deduction from the amount otherwise owing to Executive pursuant to Section 3(a) hereof. Executive will be responsible for costs and fees relating to the vehicle’s change in title and registration. If Executive purchases the automobile, he accepts the vehicle in “as is” condition without any warranty from the Company as to the vehicle’s condition.
6.    Return of Company Property. On the Date of Termination, Executive is required to return all property of the Company to the Company. The Company’s property includes, but is not limited to, building I.D. and name tags, office keys, the Company car and car keys (if not purchased from the Company pursuant to Section 5 above), the Company computer and/or laptop, BlackBerry, iPad, all computer files and software, diskettes, compact disks, samples, cases, brochures, papers, notes, and other documents, and all copies of same, relating to the Company, its business, and its customers, that Executive has acquired by virtue of Executive’s employment.

7.    Restrictive Covenants. Executive acknowledges and agrees that the provisions of Section 10 and subjections (b), (c) and (d) of Section 11 of the Employment Agreement shall apply following the Date of Termination (without regard to the reason for the termination of Executive’s employment) and shall remain in effect for a period of one (1) year following the Date of Termination. The Company hereby consents to Executive’s acceptance of employment with, and agreement to work for, Vornado Realty Trust and a public company to be spun off from Vornado Realty Trust (collectively, “Vornado”) and the Company shall not assert that the acceptance of such employment or provision of services to Vornado is a violation of the non-competition provisions set forth in Section 11(a) of the Employment Agreement. Further, the Company acknowledges and agrees that Section 11(a) of the Employment Agreement shall not apply following the Date of Termination.
8.    Continued Cooperation. Executive acknowledges that the Company may need to consult with Executive from time to time on a reasonable basis after Executive’s Date of Termination on matters that Executive had worked on prior to the Date of Termination. Executive agrees to continue to reasonably cooperate with the Company and its affiliates and to provide any such information as is reasonably requested by the Company or its affiliates at no cost or expense to Executive, in each case only at such times as are convenient to Executive taking into account his other business and other commitments. At the Company’s request, Executive shall also complete a Form 5 questionnaire with respect to his trades in the Company’s stock consummated within six months of the Date of Termination.
9.     Non-Disparagement. Executive agrees that Executive will not disparage, or make any statement reflecting negatively on, the Company or its affiliated corporations or entities, any individual who was a director or officer of the Company during Executive’s tenure as Chief Executive Officer of the Company or the employees of the Company as a group, including, but not limited to, with respect to any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that it will not disparage, or make any statement reflecting negatively on, Executive, including, but not limited to, with respect to any matters relating to Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. Notwithstanding the foregoing, nothing in this Section 9 shall preclude Executive or the Company from making truthful and accurate statements or disclosures that are required by applicable laws or legal process.
10.    Breach of Agreement. Executive agrees and recognizes that the consideration to be paid to Executive pursuant to this Agreement is in consideration for Executive performing his obligations arising pursuant to this Agreement. Accordingly, in the event Executive materially breaches his obligations or covenants set forth in this Agreement or the Release, the Company will have no obligation to provide Executive with any of the consideration set forth in this Agreement, and if such consideration has already been provided to Executive, the Company will have the right to seek and obtain repayment of all or a portion of the consideration paid to Executive pursuant to this Agreement. Further, Executive acknowledges that in the event of a material breach of this Agreement or the Release, the Company and the Released Parties (as defined in the Release) may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages.
11.    Entire Agreement; Amendments. This Agreement is the complete agreement of the Parties and supersedes all other oral or written agreements between them concerning the subject matter of this Agreement, including the Employment Agreement; provided, however, that Sections 9, 10, 11 (as modified by Section 7 above), 12, 14, 15, 17 (as Section 17 of the Employment Agreement is modified in Section 12 of this Agreement), 21 and 22 of the Employment Agreement shall remain in effect in accordance with their respective terms. Any amendments or changes to this Agreement must be in writing and signed by Executive and an officer of the Company.

12.    Miscellaneous.
(a)    All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, both substantive and remedial. Any dispute under or with respect to this Release may be heard before any State or Federal court of competent jurisdiction situated in Manhattan, New York, and any such court shall have exclusive jurisdiction over and with respect to any such dispute. Executive consents and submits to the jurisdiction, including, without limitation, personal jurisdiction, of such courts and the forum and venue of such courts. Executive hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such courts.
(b)    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
(c)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
(d)    If any provision(s) of this Agreement or the application thereof is held invalid or unlawful, the remaining provisions of this Agreement shall be enforceable to the fullest extent permitted by law.
13.    Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to (i) comply with Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations thereunder, and (ii) to the extent applicable, to meet the requirements of the “short-term deferral” exception, the “separation pay” exception, and other exceptions under Section 409A of the Code (the “Section 409A Exceptions”). To the extent that an applicable Section 409A Exception does not apply to any amount payable under this Agreement and the Executive is a Specified Employee, then any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Section 409A of the Code.

[Signature page follows.]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement on the respective dates indicated below.

JEFFREY OLSON		EQUITY ONE, INC.

/s/ Jeffrey Olson		By:	/s/ Neil Flanzraich
Signature

Date:	June 2, 2014	Name:	Neil Flanzraich
		Title:	Chairman, Compensation Committee
		Date:	June 2, 2014

ATTACHMENT A
GENERAL RELEASE
GENERAL RELEASE, dated as of [insert last date of employment], 2014 (the “Effective Date”), entered into by Jeffrey Olson (“Olson”) in favor of Equity One, Inc. (along with its affiliates and subsidiaries, the “Company”) and the current and prior directors, officers, employees, agents and representatives of the Company and its subsidiaries, in their capacity as such (collectively, the “Released Parties”).
WHEREAS, Olson and the Company previously entered into an Employment Agreement, dated as of August 9, 2010 and effective as of January 1, 2011, that has governed the terms and conditions of Olson’s employment as the Chief Executive Officer of the Company, and Olson’s employment thereunder has been terminated in accordance with the terms thereof and pursuant to the Separation of Employment Agreement dated June 2, 2014 (the “Separation Agreement”).
WHEREAS, this General Release (this “Release”) is the release referred to in Section 3 of the Separation Agreement.
WHEREAS, following execution of this Release and expiration of the seven-day revocation period referred to in Section 5 below, Olson will be entitled to payment of certain amounts (such amounts, collectively, “Termination Payments”) and other rights and benefits (such other rights and benefits, collectively, “Termination Benefits”) referred to in Section 3 of the Separation Agreement.
WHEREAS, Olson desires to compromise, finally settle and fully release actual or potential claims, including, without limitation, those related to Olson’s retention and termination of employment that Olson in any capacity may have or claim to have against the Company or any of the other Released Parties, excepting only those claims expressly provided herein to be excluded.
WHEREAS, Olson acknowledges that he is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled.
NOW, THEREFORE, in consideration of the foregoing and the Company’s agreement to pay the Termination Payments and to provide the Termination Benefits, Olson, intending to be legally bound hereby, for himself and his heirs, executors, administrators, legal representatives, successors and assigns, does hereby agree as follows:
1.The recitals above are true and correct.
2.Except as expressly provided in Section 4 below, Olson does hereby completely release and forever discharge the Company and the other Released Parties of and from any and all actions, causes of action, suits, counterclaims, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, rights, claims, charges, complaints, expenses, costs (including, without limitation, attorneys’ fees and other costs of defense or prosecution), damages, losses, liabilities and demands whatsoever in law or equity (all of the foregoing, collectively, “Claims”) whatsoever and of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, liquidated or unliquidated, contingent or certain, and whether arising at law or in equity, under the common law, state law, federal law or any other law or otherwise, that Olson ever had, may now have or hereafter can, shall or may have against the Company or any of the other Released Parties, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date.
3.The release set forth in Section 2 above shall extend and apply, without limitation, to any and all Claims in connection with Olson's employment or the termination thereof, including, without limitation,

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wrongful termination, breach of express or implied contract or unpaid wages or pursuant to any federal, state or local employment laws, regulations or executive orders prohibiting, inter alia, discrimination on the basis of age, race, sex, national origin, religion, handicap and/or disability, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Family and Medical Leave Act, the New York and Federal Constitutions, the New York Human Rights Law, the New York Retaliatory Action By Employers Law, the New York Civil Rights Law, the New York Wage-Hour Law, the New York Workers' Compensation Law, the New York Wage Payment Law, and the New York City Human Rights Law; and any and all other federal, state and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring or retention, assault, battery, detrimental reliance or any other offense.
4. Olson’s release provided in Sections 2 and 3 above does not extend or apply to any Claims with respect to the following (“Excluded Claims”): (a) the Company’s obligations to pay the Termination Payments or to pay or provide the Termination Benefits (subject to the execution and non-revocation of this Release), (b) the Company’s obligations under that certain Indemnification Agreement, dated as of March 12, 2012, by and between the Company and Olson, (c) Olson’s entitlement to be indemnified by the Company with respect to Claims relating to any action or inaction, or any conduct or misconduct, by Olson in his capacity as the Chief Executive Officer of the Company or otherwise as a director, officer or employee of the Company or its subsidiaries (or in any similar capacity), whether pursuant to (i) the Company’s certificate of incorporation (as amended, restated or otherwise modified and in effect at the relevant time), (ii) the Company’s by-laws (as amended, restated or otherwise modified and in effect at the relevant time), (iii) any resolution duly adopted by the Company's Board of Directors or shareholders and in effect at the relevant time, (iv) the Maryland General Corporation Law and/or (v) any other applicable law, rule or regulation or court order or judgment or any other agreement in effect at the relevant time, (d) the amounts described in Section 4 of the Separation Agreement and (e) any other rights or claims that may arise after the date of this Release. For avoidance of doubt, nothing contained herein shall be deemed a waiver or release by Olson with respect to any protections or other rights to which he may be entitled under any D&O or other insurance policy.
5.Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Olson’s waiver of rights under the Age Discrimination in Employment Act, Olson has had a period of at least twenty-one (21) days within which to consider whether to execute this Release. Also pursuant to the OWBPA, Olson may revoke the Release within seven (7) days of its execution. It is specifically understood that this Release shall not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Release will not be paid until the date provided for in the Separation Agreement.
6.Olson acknowledges that, pursuant to the OWBPA, the Company has advised Olson, in writing, to consult with an attorney before executing this Release.
7.Olson covenants and agrees that he will not bring, initiate, enter into, maintain or participate in any suit, arbitration or other administrative or judicial proceeding, by means of a direct claim, cross claim, counterclaim, setoff or otherwise, against any Released Party based or premised on any of the Claims released above.
8.Olson acknowledges that the Company will not pay or be obligated to pay, and Olson shall not be entitled to, any consideration other than as expressly provided for by this Release or the Separation Agreement or with respect to Excluded Claims.

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9.Olson fully understands that if any fact or circumstance with respect to which this Release is executed is found hereafter to be different from the facts or circumstances Olson now believes to be true, he expressly accepts and assumes the risk of such possible difference in fact or circumstance and agrees that this Release shall be effective notwithstanding such difference in fact or circumstance.
10.This Release does not constitute an admission by the Company or any other Released Party of a violation of any law, order, regulation or enactment or of wrongdoing of any kind.
11.All matters relating to the interpretation, construction, validity and enforcement of this Release shall be governed by and construed in accordance with the laws of the State of New York, both substantive and remedial. Any dispute under or with respect to this Release may be heard before any State or Federal court of competent jurisdiction situated in Manhattan, New York, and any such court shall have non-exclusive jurisdiction over and with respect to any such dispute. Olson consents and submits to the jurisdiction, including, without limitation, personal jurisdiction, of each such court and the forum and venue of each such court. Olson hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court.
12.The waiver by any party of any breach of any provision of this Release shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision. In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect.
13.This Release together with the Separation Agreement and the surviving provisions of the Employment Agreement as set forth in Section 11 of the Separation Agreement represents the entire understanding and agreement of Olson and the Released Parties with respect to the subject matter hereof and thereof, and there are no promises, agreements, conditions, undertakings, warranties or representations, whether written or oral, express or implied, by or among Olson and the Released Parties with respect to such subject matter other than as set forth herein and therein. This Release cannot be amended, supplemented or modified except by an instrument in writing signed by Olson and the Company, and no waiver of this Release or any provision hereof shall be effective except to the extent such waiver is in writing, specifies that the purpose thereof is to waive this Release or a provision hereof and is executed and delivered by the party to be charged therewith.
14.This Release shall be binding upon and be enforceable against Olson and his heirs, executors, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by each of the Released Parties and his, her or its heirs, executors, administrators, legal representatives, successors and assigns.
15.OLSON REPRESENTS AND CONFIRMS THAT HE HAS CAREFULLY READ THIS RELEASE, THAT THIS RELEASE HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE THIS RELEASE REVIEWED BY AN ATTORNEY, THAT HE FULLY UNDERSTANDS THE FINAL AND BINDING EFFECT OF THIS RELEASE, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE RELEASE ARE THOSE STATED IN THIS RELEASE AND THAT OLSON IS SIGNING THIS RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES OF ALL CLAIMS DESCRIBED HEREIN.

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Olson has executed and delivered this Release as of the date set forth below and this Release is and shall be effective, subject to expiration of the seven-day revocation period referred to in Section 5 above.

Date: _______________________, 2014

JEFFREY OLSON

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